Executive Benefits Summary

Executive Long-Term Care Insurance – The Discovery Communications, LLC., Group Long-Term Care Insurance is insured by The Prudential Insurance Company of America. Discovery pays the policy premiums for certain eligible executives. The employer-paid executive long-term care plan includes coverage features such as an Institutional Daily Benefit of up to $150.

Executive Long-Term Disability Insurance – As a supplement to group long-term disability coverage, The Discovery Communications Executive Long-Term Disability offering provides eligible employees the opportunity to obtain coverage under a supplemental individual disability income insurance policy, insured by MassMutual Life Insurance Company. Discovery pays the policy premiums for certain eligible U.S. executives. Coverage features include up to a $10,000 monthly benefit on a guaranteed standard issue basis with no medical underwriting.